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                      December 16, 2022

       Daqing Ye
       Chief Executive Officer
       Jianpu Technology Inc.
       21/F Internet Finance Center
       Danling Street, Beijing
       People   s Republic of China

                                                        Re: Jianpu Technology
Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-38278

       Dear Daqing Ye:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology